STRATEGIC INNOVATION FUND

Project Peregrine

This Agreement made

Between:

HIS MAJESTY THE KING IN RIGHT OF CANADA

("His Majesty")

as represented by the Minister of Industry

(the "**Minister**")

And:

AbCellera Biologics Inc., a corporation duly incorporated under the laws of British Columbia, having its head office located at 2215 Yukon Street, Vancouver, British Columbia V5Y 0A1

(the "**Recipient**")

RECITALS

WHEREAS

I- The Strategic Innovation Fund ("**SIF**") is designed to encourage research and development, and accelerate the technology transfer and commercialization of innovative products, services, and processes; facilitate the growth and expansion of firms; secure economically significant mandates within or to Canada; and advance industrial research and technology demonstration activities through collaboration;

II- Neither the entering into this Agreement nor the provision by the Minister of the Contribution is contingent upon export performance on the part of the Recipient;

III- the Project is in respect of SIF's investment attraction and reinvestment (Stream 3) to:

- Obtain an R&D mandate which was previously held outside of Canada or is being established for the first time.
- strategically grow a critical mass in Canada's biomanufacturing sector, with the Recipient positioned as an anchor firm;
- scale Canada's life sciences industry by strengthening Canadian capabilities in drug development; and
- fill gaps in the Canadian drug development and clinical research ecosystems.

IV- The Minister has agreed to make a partially repayable contribution (a mix of non-repayable, unconditionally repayable and conditionally repayable) to the Recipient in support of the Recipient's Eligible Supported Costs (as defined herein) of the Project with total Project costs of seven hundred million, eight hundred and six thousand dollars ($700,806,000);

NOW, THEREFORE in accordance with the mutual covenants and agreements herein, His Majesty and the Recipient agree as follows:

1. Purpose of the Agreement

The purpose of this Agreement is to set out respective obligations and the terms and conditions under which the Minister will provide funding in support of the Project (as defined herein).

2. Interpretation

2.1 **Definitions**.

In this Agreement, a capitalized term has the meaning given to it in this section, unless otherwise specified:

"**Acquisition or Divestiture**" means an acquisition of a business, the sale of a business or a merger or amalgamation.

"**Activity**" means a significant task that must take place in order to complete the Project. It has duration, during which time the work of that task is performed, and may have resources and costs associated with that task as set out in Form C1- PROJECT COSTS BREAKDOWN of Schedule 1 - *Statement of Work*.

"**Affiliated Person**" means an affiliated person as defined in the *Income Tax Act*, as amended.

"**Agreement**" means this contribution Agreement including all the schedules attached hereto, as such may be amended, restated or supplemented, from time to time.

"**Background Intellectual Property**" means Intellectual Property that is not Project Intellectual Property and that is required for the carrying out of the Project or the exploitation of the Project Intellectual Property.

"**Background Intellectual Property Rights**" means the Intellectual Property Rights in Background Intellectual Property.

"Benchmark Year" means the Recipient Fiscal Year following the Recipient Fiscal Year which includes the Project Completion Date.

"**Benefits Commitments**" means those activities described in Subsection 6.1 of this Agreement that will generate benefits to Canada.

"**Benefits Phase**" means the period from the day after the Project Completion Date to and including the last day of the Term.

"CAP" will be calculated as follows.

(a) if the GBR from the Recipient's Fiscal Year prior to the Event of Default reaches or exceeds [redacted]

(b) if the GBR from the Recipient's Fiscal Year prior to the Event of Default is less than [redacted]

"**Change in Control**" of the Recipient means:

(a) if the Recipient is a public company, the acquisition by an individual or company (or two or more of them acting in concert), excluding Current Shareholders, that results in its or their direct or indirect beneficial ownership of [redacted] or more of outstanding shares of voting stock of the Recipient.

For greater clarity, this shall not apply to an acquisition of voting stock made by the Current Shareholders whose shareholdings prior to such acquisition is already near [redacted] of the outstanding voting stock of the Recipient; or

(b) if the Recipient is a private company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of [redacted] or more of the voting stock in the Recipient; or

(c) if the Recipient enters into a binding obligation to sell, sells or otherwise disposes of all or substantially all of its assets.

"**Claim Period**" means the following quarters of a calendar year: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

"**Collaboration**" means the Recipient's association with one or more Collaboration Partners for the purpose of research and development.

"**Collaboration Partner**" means, other than the Recipient and sub-contractors, any small and medium-sized Canadian based enterprise, any Canadian research institute, any licensed or accredited academic, post-secondary institution in Canada that is/are involved in the Collaboration.

"**Conditionally Repayable Portion**" means an amount not exceeding the lesser of (a) and (b) as follows:

(a) [redacted] of the Contribution disbursed; and
(b) [redacted].

"**Contribution**" means the funding, in Canadian dollars, made available by the Minister under this Agreement.

"CO-OP Term" means a four (4) month full-time position.

"Current Shareholder" means the following entities: Dr. Carl Lars Genghis Hansen and Thermopylae Holdings Ltd. (Thermopylae) with Dr. Carl Lars Genghis Hansen as beneficial owner. [redacted].

"**Designated Person**" means a person that is:

(a) Designated under the *Special Economic Measures Act (Canada)*;

(b) Listed on any other Sanctions-related list maintained by the Government of Canada, according to the most current version published by the Government of Canada via Global Affairs Canada, at its official website or any replacement website or other replacement official publication of such list or lists; or

(c) Listed on any other Sanctions-related list or is a "designated person" under any applicable Canadian law.

"**Dispose**" means, as regards a Project Asset, the transferring outside Canada, use for a purpose other than research and development or manufacturing by the Recipient, selling, leasing or otherwise disposing including, in the case of a prototype or pilot plant, the transfer to commercial production, but in any event, shall not include abandoning the Project Asset for legitimate business reasons, such as the disposal of obsolete or disused equipment or materials.

"**Eligibility Date**" means [redacted]

"**Eligible Costs**" means the costs associated with work performed in Canada, or outside of Canada to the extent explicitly permitted in this Agreement that are incurred and paid by the Recipient in respect of the Project, and in accordance with Schedule 3 - *Cost Principles*, excluding any costs prohibited or deemed ineligible elsewhere in this Agreement.

"**Eligible Not-Supported Costs**" means any costs that are specifically identified in Schedule 1 - *Statement of Work* as not being supported including those Eligible Costs that are in excess of limits imposed on indirect (overhead) costs under Schedule 3 – *Cost Principles* of this Agreement.

"**Eligible Supported Costs**" means any Eligible Costs, excluding Eligible Not-Supported Costs.

"**Event of Default**" means the events of default listed in Subsection 14.1 of this Agreement.

"**Execution Date**" means the date of the last signature to this Agreement such that the Agreement is signed and dated by all Parties.

"**Fair Market Value**" means the price that would be agreed to in an open and unrestricted market between knowledgeable and willing parties dealing at arm's length, who are fully informed and not under any compulsion to transact.

"**Force Majeure**" means any cause which is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, strikes, or any act of God or other similar circumstance and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

"FTE" or "Full Time Equivalent" means the equivalent to a full-time employee who would be responsible to work at least 2,000 hours for the Recipient when calculated on an annual basis. Each equivalent to a full-time employee is calculated by dividing (a) by (b) where (a) = the aggregate of all hours worked by each employee who works for the Recipient including hours taken by them as paid vacation, sick leave, and for other similar reasons, calculated on an annual basis, and (b) = 2,000 hours.

"**Government Fiscal Year**" means the period from April 1 of one year to March 31 of the following year.

"Highly Skilled" means an employee that requires specialized training in order to operate, manage or participate in the Project. This may include scientists, engineers, managers and specialized trades.

"**Intellectual Property**" means all inventions, whether or not patented or patentable, all commercial and technical information, whether or not constituting trade secrets, and all

copyrightable works, industrial designs, integrated circuit topographies, and trademarks, whether or not registered or registrable.

"**Intellectual Property Rights**" means all rights recognized by law in or to Intellectual Property, including but not limited to Intellectual Property rights protected through legislation. These shall include patents, copyrights, industrial design rights, integrated circuit topography rights, rights in trademarks and trade names, all rights in applications and registrations for any of the foregoing, and all rights in trade secrets and confidential information.

"**Interest Rate**" means the Bank Rate, as defined in the *Interest and Administrative Charges Regulations,* in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at: http://www.tpsgc-pwgsc.gc.ca/recgen/txt/taux-rates-eng.html

"**Master Schedule**" means a summary-level Project schedule that identifies the major Activities and work breakdown structure components and Milestones as reflected in Form A – MASTER SCHEDULE (Gantt Chart) of Schedule 1 - *Statement of Work*.

"**Material Change**" means a significant change in the scope, objectives, outcomes or benefits of the Project including without limitation, the following:

(a) The Project is not completed or not expected to be completed by the Project Completion Date;

(b) the Total Estimated Eligible Costs set out in Form C2 – ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 – *Statement of Work* are expected to be reduced or are expected to be exceeded by [redacted] or more;

(c) a change in the locations where the Project is to be performed as identified in Form D – PROJECT LOCATION AND COSTS of Schedule 1 – *Statement of Work*.

"**Maximum Amount to be Repaid**" means :

(a) In the case of an Event of Default that would occur before the end of the Benchmark Year, the sum of [redacted] and [redacted] by the Minister to the Recipient under the Agreement; or

(b) In any other case, the sum of [redacted] and the [redacted], by the Minister to the Recipient under the Agreement.

"**Milestone**" means a significant point or event in the Project as set forth in Form B – MILESTONES of Schedule 1 - *Statement of Work.*

"**Party**" means the Minister, or the Recipient, and "**Parties**" means all of them.

"Platform Intellectual Property" shall be comprised of Project Intellectual Property generally applicable to the discovery, development, and manufacturing of therapeutic antibodies.

"Program Intellectual Property" shall be comprised of Project Intellectual Property related to antibody drug candidates, including but not limited to the composition of matter, manufacturing, formulation, and use thereof.

"**Project**" means the project as described in Schedule 1 - *Statement of Work.*

"**Project Asset**" means an asset which, in whole or in part, has been acquired, created, developed, advanced and/or contributed to by the Contribution.

"**Project Completion Date**" means [redacted].

"**Project Intellectual Property**" means all Intellectual Property conceived, produced, developed or reduced to practice in carrying out the Project by the Recipient and/or any Affiliated Persons of the Recipient, or any of their employees, agents, contractors or assigns**.** Project Intellectual Property shall be comprised of Platform Intellectual Property and Program Intellectual Property.

"**Project Intellectual Property Rights"** means the Intellectual Property Rights in the Project Intellectual Property.

"**Public Office Holder**" means a public office holder as defined in the *Lobbying Act*, as amended.

"Recipient Fiscal Year" means the period for which the Recipient's accounts in respect of its business or property are prepared for purposes of assessment under the *Income Tax Act*, as amended.

"Recipient's Gross Business Revenues" or "GBR" means revenue in the currency reported in the audited consolidated financial statements of the Recipient, as determined in accordance with generally accepted accounting principles as applied by the Recipient on a consistent basis.

"Resulting Products" means all products, services or processes that:

a. are produced using the Project Intellectual Property;
b. incorporate any of the Project Intellectual Property.

"Repayment Ceiling" will be calculated as follows:

a) If the Benchmark Year GBR reaches or exceeds [redacted], the Repayment Ceiling will be [redacted];
b) If the Benchmark Year GBR is less than [redacted], the Repayment Ceiling will be [redacted].

"**Repayment Period**" means the repayment period set out in Schedule 5 - *Repayments to the Minister*.

"**Sanctions**" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Government of Canada.

"**Schedule**" means a schedule to this Agreement, including any amendments or supplements.

"**Similar Goods**" means goods or services that closely resemble the goods or services being transferred, in respect of their component materials, form, function and characteristics, and are capable of performing an equivalent function as, and of being commercially interchangeable with, the goods being transferred.

"**Technology Readiness Level**" or "**TRL**" means technology readiness according to the Technology Readiness Level scale described below.

Technology Readiness Level	Description
TRL 1—Basic principles observed and reported	Lowest level of technology readiness. Scientific research begins to be translated into applied research and development (R&D). Examples might include paper studies of a technology's basic properties.
TRL 2—Technology concept and/or application formulated	Invention begins. Once basic principles are observed, practical applications can be invented. Applications are speculative, and there may be no proof or detailed analysis to support the assumptions.
TRL 3—Analytical and experimental critical function and/or characteristic proof of concept	Active R&D is initiated. This includes analytical studies and laboratory studies to physically validate the analytical predictions of separate elements of the technology.
TRL 4—Product and/or process validation in laboratory environment	Basic technological products and/or processes are tested to establish that they will work.
TRL 5—Product and/or process	Reliability of product and/or process innovation

Technology Readiness Level	Description
validation in relevant environment	increases significantly. The basic products and/or processes are integrated so they can be tested in a simulated environment.
TRL 6—Product and/or process prototype demonstration in a relevant environment	Prototypes are tested in a relevant environment. Represents a major step up in a technology's demonstrated readiness. Examples include testing a prototype in a simulated operational environment.
TRL 7—Product and/or process prototype demonstration in an operational environment	Prototype near or at planned operational system and requires demonstration of an actual prototype in an operational environment (e.g. in a vehicle).
TRL 8—Actual product and/or process completed and qualified through test and demonstration	Innovation has been proven to work in its final form and under expected conditions. In almost all cases, this TRL represents the end of true system development.
TRL 9—Actual product and/or process proven successful	Actual application of the product and/or process innovation in its final form or function.

"**Term**" means the duration of this Agreement as set out in Subsection 3.2 of this Agreement.

"**Unconditionally Repayable Portion**" means an amount not exceeding the lesser of (a) and (b) as follows:

(a) [redacted] of the Contribution disbursed; and

(b) [redacted].

"**Work Phase**" means the period of time from the Eligibility Date to and including the Project Completion Date.

2.2 **Singular/Plural**. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.3 **Entire Agreement**. Unless amended in writing by the Parties, this Agreement comprises the entire agreement between the Parties in relation to the Project. No prior document, negotiation, provision, undertaking or agreement in relation to the subject matter of this Agreement has legal effect. No representation or warranty, whether express, implied or otherwise, has been made by the Minister to the Recipient, except as

expressly set out in this Agreement.

2.4 **Inconsistency**. In case of inconsistency or conflict between a provision contained in the part of the Agreement preceding the signatures and a provision contained in any of the Schedules to this Agreement, the provision contained in the part of the Agreement preceding the signatures will prevail.

2.5 **Schedules**. This Agreement contains the following Schedules as described below, which form an integral part of this Agreement:

Schedule 1 - *Statement of Work*
Schedule 2 - *Communications Obligations*
Schedule 3 - *Cost Principles*
Schedule 4 - *Reporting Requirements*
Schedule 5 - *Repayments to the Minister*
Schedule 6 - *Resolution Process*
Schedule 7 - *Transfer of Intellectual Property Process*
Schedule 8 - *Contested Proceedings*

3. Duration of Agreement

3.1 **Execution.** This Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature by the Minister, failing which it will be null and void.

3.2 **Duration of Agreement**. This Agreement will be effective as of the Execution Date and will expire, subject to Subsection 3.3, on [redacted] or [redacted] unless terminated earlier in accordance with the terms of this Agreement.

3.3 **Survival Period**. Notwithstanding the provisions of Subsection 3.2 above, the rights and obligations described in the following Sections or Subsections will survive for a period of three (3) years beyond the Term or early termination of the Agreement:

Section 7 - Government Funding
Subsection 8.5 - Overpayment by Minister
Section 9 - Reporting, Monitoring, Audit and Evaluation
Subsection 10.2(d) - Disposal of Assets
Subsection 13.1 - Indemnification
Subsection 13.2 - Limitation of Liability
Section 14 - Default and Remedies
Subsection 17.2 - Interest
Subsection 17.3 - Set-off Rights of Minister
Subsection 17.8 - Applicable Law

4. The Contribution

4.1 **Contribution**. Subject to the terms and conditions of this Agreement, the Minister agrees to make a mix of unconditionally repayable, conditionally repayable and non-repayable Contribution to the Recipient in respect of the Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a) [redacted] of the Eligible Supported Costs; and

(b) [redacted].

4.2 **Funding Period**. The Minister will not contribute to any Eligible Supported Costs incurred by the Recipient prior to the Eligibility Date or after the Project Completion Date. In no event will Eligible Supported Costs incurred prior to the Execution Date exceed [redacted] of the "Total Estimated Eligible Supported Costs" set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - *Statement of Work.*

4.3 **Fiscal Year**. The payment of the Contribution per Government Fiscal Year is estimated at amounts specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - *Statement of Work*. The Minister will have no obligation to pay any amounts in any Government Fiscal Year other than those specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - *Statement of Work*. If, for a given Government Fiscal Year, the Recipient claims an amount less than the estimated Contribution for that Government Fiscal Year specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - *Statement of Work*, the Minister may consider any request to reprofile the excess funds to future Government Fiscal Years before the Project Completion Date.

4.4 **Overruns**. The Recipient shall be responsible for all costs of the Project, including cost overruns, if any.

4.5 **Holdbacks**. Notwithstanding any other provisions of this Agreement, the Minister may, at the Minister's sole discretion, withhold up to ten percent (10%) of the Contribution until:

(a) the Project is completed to the satisfaction of the Minister;

(b) the final report described in Subsection 8.3(c) has been submitted to the satisfaction of the Minister;

(c) the Minister has approved the final claim described in Subsection 8.3.

5. <u>Recipient's Obligations</u>

5.1 **Project Completion Date**. The Recipient agrees to carry out the Project in a diligent and professional manner using qualified personnel, and complete same on or before the Project Completion Date.

5.2 **Project Location**. Except as otherwise permitted in Subsection 6.2 below, the Recipient agrees to carry out the Project exclusively in Canada primarily in Vancouver, BC and Montreal, QC, Canada.

5.3 **Benefits Commitments**. The Recipient agrees to conduct Benefits Commitments exclusively in Canada.

5.4 **Repayment**. The Recipient agrees to make all repayments due to the Minister as set out in Schedule 5 - *Repayments to the Minister*.

5.5 **Compliance**. The Recipient agrees to satisfy and comply with all other terms, conditions and obligations contained in this Agreement.

6. Special Conditions

The Recipient covenants and agrees to the following:

6.1 Benefits Commitments.

6.1.1 Monitoring progress of Good Manufacturing Practice (GMP)compliance and production

(a) The Minister may request that the Recipient provide copies of [redacted] documents submitted to [redacted] including for the existing, new or amended [redacted] and ongoing [redacted]

(b) If at any time the Recipient receives [redacted] assessment from [redacted] which may include (but is not limited to) [redacted] as the issuance of [redacted] the addition of [redacted] the request for a [redacted] or a [redacted] the Recipient will immediately inform the Minister and the Minister may, at his discretion, deem this as an Event of Default of the Agreement.

(c) The Recipient acknowledges that the Minister may share, at his discretion, any of the documentation listed above with [redacted] for the purpose of validating progress and expected outcomes related to the Project.

6.1.2 Create and maintain jobs in Canada

(a) The Recipient will maintain an annual average of [redacted] during the Work Phase, and create an additional [redacted] during the Work Phase for a total of [redacted] by the end of the Work Phase. The average will be calculated at the end of the Work Phase by averaging the Recipient's annual FTE reports dated on each of the company's Fiscal Year End.

(b) The Recipient will maintain an annual average of [redacted] during the Benefits Phase. The average will be calculated by averaging the Recipient's annual FTE reports dated on each of the company's Fiscal Year End.

(c) The Recipient will employ students for an average of [redacted] per year, during the Work Phase. The average will be calculated at the end of the Work Phase. The Recipient will employ students for an average of [redacted] per year during the Benefits Phase.

6.1.3 **Collaborations with Canadian research institutes, any licensed or accredited academic, post-secondary institutions in Canada**

(a) The Recipient will maintain or engage in [redacted] Collaborations per year with [redacted] during the Work Phase.

(b) The Recipient will maintain or engage in [redacted] Collaborations per year with [redacted] during the Benefits Phase.

(c) The Recipient will engage in partnership with [redacted] at least [redacted] over the Term. This may include hosting open houses, workshops, seminars and other events – to increase exposure to careers in Science, Technology, Engineering, and Math (STEM), and Biomanufacturing.

6.1.4 **Collaborations with any small and medium-sized Canadian-based enterprises**

The Recipient will maintain or engage in [redacted] Collaboration per year with [redacted] during the Term.

6.1.5 **Facilities Closure**

The Recipient shall maintain ongoing operations of its facilities in [redacted] for the Term.

6.1.6 **R&D investments and commitments in Canada**

(a) For the purposes of this agreement, [redacted] are defined in accordance with the accounting standards under which the Recipient's financial statements are prepared.

(b) The Recipient will spend an average of [redacted] per Recipient Fiscal Year in Canada from [redacted].

(c) The Recipient will maintain an average of [redacted] per Recipient Fiscal Year in Canada from [redacted] until the end of the Term.

(d) The [redacted] is to be verified by the Recipient's [redacted] and either stated in its [redacted] or provided in [redacted]. The Recipient shall provide this verification, to the satisfaction of the Minister, within [redacted] after the Recipient's fiscal year-end.

6.1.7 **Maintain or increase CapEx investments in Canada**

(a) For the purposes of this Agreement, [redacted] are defined in accordance with accounting standards under which the Recipient's financial statements are prepared.

(b) The Recipient will spend a total of [redacted] in [redacted] in Canada from [redacted].

(c) The Recipient will spend an average of [redacted] in [redacted] in Canada per Recipient Fiscal Year in Canada from [redacted] until the end of the Term.

(d) The annual [redacted] are to be verified by the Recipient's [redacted] and either stated in its [redacted] or provided in [redacted]. The Recipient shall provide this verification, to the satisfaction of the Minister, within [redacted] after the Recipient's fiscal year-end.

6.1.8 **Safeguarding Project assets and protecting sensitive data**

(a) The Recipient will develop [redacted] that will be shared with the Minister within [redacted] of the execution of the Agreement. This plan will outline [redacted]. This plan should also include [redacted]

[redacted] training for employees. The Recipient agrees to report annually on any changes to this plan during the Term.

(b) The Recipient shall work with the [redacted] on the development of a [redacted] which requires the Recipient to:
   a. Complete an [redacted] on their [redacted];
   b. Submit a [redacted] to [redacted] for review; and
   c. Integrate any feedback from [redacted]

6.1.9 **Commitment to inclusive hiring practices and employee training**

(a) The Recipient shall continue with its strong commitment to equity, diversity, and inclusion and continue to implement programs to strengthen capacity to recruit, onboard, and support a diverse team. A written plan, highlighting these programs as well as stipulating measurable goals and outcomes, will be submitted to the Minister within one (1) year of executing the Agreement. The Recipient will report to the Minister on progress achieved on an annual basis until the end of the Term.

(b) The equity, diversity and inclusion plan shall include, but not be limited to, sections on workforce composition; hiring strategies; appropriate workforce composition baselines and benchmarks; identified areas for improvement; feasible, measurable targets; communication and training to employees; and considerations related to participation in the 50/30 Challenge. The 50/30 Challenge can be found at : https://ised-isde.canada.ca/site/ised/en/50-30-challenge-your-diversity-advantage

(c) The equity, diversity, and inclusion plan must contribute to advancing gender equity and corporate diversity by improving access for underrepresented groups (women, racialized persons, people who identify as LGBTQ2+, people living with disabilities as well as First Nations, Inuit and Métis) to positions of influence, leadership and economic participation.

(d) The Recipient's equity, diversity, and inclusion plan will at a minimum include measurable goals for:
   a. The proportion of women hired at Recipient in management, professional and scientific and technical) positions
   b. Female representation in leadership roles at Recipient.
   c. Representation of women and representation of underrepresented groups on the Board of Directors and senior management.
   d. Inclusion and diversity training available to all employees.

(e) The Recipient will commit to schedule and undertake a presentation of the equity, diversity, and inclusion plan to the board of directors of the Recipient.

(f) The Recipient will report to the Minister through the Annual Performance Benefits Report on progress achieved regarding its equity, diversity, and inclusion plan, including updates on progress made against the targets for the duration of the Term.

6.1.10 **Reduction of Environmental Impacts**

(a) The Recipient will commit to the following:
  a. The Recipient will use reasonable commercial efforts to integrate environmental solutions into their Canadian operations (e.g. divert solid waste from landfill, reduce fresh water usage, increase plant efficiency, conserve renewable and non-renewable resources etc.)
  b. The Recipient will make reasonable commercial efforts to ensure its Vancouver facility promotes safety (e.g. Sustainable laboratory design, operation, and use, including where feasible the usage of zero emission construction materials, heat recovery systems LED lighting, electric charging stations and the reduction of CO2 emissions.)
  c. The Recipient will commit that the new plant buildings built as part of the Project be designed and manufactured during the Term according to LEED certification standards.

(b) The Recipient will report on its progress and achievement against these commitments through the regular project reporting for the Work Phase of the agreement, and will report to The Minister annually on progress achieved against these commitments through the Annual Performance Benefit Report (APBR).

6.1.11 **Creation of Environmental Sustainability Plan**

(a) The Recipient will create an environmental sustainability plan within one (1) year of the Execution Date of the Agreement, to the satisfaction of the Minister. The plan will outline how the Recipient aims to reduce and limit its negative environmental impacts and contribute to Canada's target of achieving a net-zero emissions economy by 2050.

(b) The plan should touch on a variety of environmental themes, including but not limited to: measuring and reporting greenhouse gas (GHG) emissions for its Canadian operations, actions to reduce or offset GHG emissions of Canadian operations, climate change risks for the recipient, waste reduction, water management and supply chain greening. The plan must contain baseline figures, identify areas for improvement, present feasible, measurable targets, and establish strategies necessary to achieve outlined goals.

(c) The Recipient must include in the Sustainability Plan any and all commitments made in the Section entitled "Reduction of Environmental Impacts" above.
  a. Failure to meet any of the commitments made in the Section entitled "Reduction of Environmental Impacts" above may constitute an Event of Default.

(d) The Recipient may further include in the Sustainability Plan additional targets in respect of environmental outcomes, which are not commitments made in the Section entitled "Reduction of Environmental Impacts".

   a. The achievement of supplementary targets set out by the Recipient through its Sustainability Plan are not obligations in respect of this Contribution Agreement. A failure by the Recipient to meet the supplementary targets will not constitute an Event of Default.

(e) For the duration of the Work Phase, the Recipient will provide an annual update of the plan to the Minister outlining further steps, actions and refinements that will be taken to further environmental sustainability objectives.

(f) The Recipient will report to the Minister annually on progress achieved regarding its Environmental Sustainability Plan, for the duration of the term, including progress against the specified targets.

6.2 **Work Outside Canada**

Costs to occur outside of Canada cannot exceed [redacted] of total Eligible Supported Costs as set out in Form D –PROJECT LOCATION AND COSTS of Schedule 1 - *Statement of Work*.

6.3 **Amendment**. The Recipient shall provide written notice to the Minister of any changes which may have an impact on Schedule 1 – *Statement of Work* or on the Benefits Commitments in accordance with Subsection 6.1 of this Agreement. The Recipient shall provide to the satisfaction of the Minister sufficient written reasons to justify modifications to the Agreement. At the Minister's sole discretion, the Minister may request a formal amendment to be executed by the Parties. The Parties agree to negotiate in good faith such amendments. Failure to agree may result in the Minister declaring an Event of Default in accordance with Subsection 14.1 of this Agreement.

7. <u>Government Funding</u>

7.1 The Recipient represents that the list below states all funding from federal, provincial, territorial or municipal governments in Canada ("Government Funding"), requested or received by the Recipient or that the Recipient currently expects to request or receive to cover any of the Eligible Supported Costs. The list below excludes provincial and federal investment tax credits.

Federal	$ 225,000,000 (SIF)
Provincial	$ 75,000,000 (British Columbia)
Territorial	$ 0
Municipal	$ 0
Total	$ 300,000,000

7.2 The Recipient shall inform the Minister of any change to the amount of Government Funding identified in Subsection 7.1. The Recipient shall also inform the Minister of any provincial and federal investment tax credits, received or expected to be received by the Recipient for the Eligible Supported Costs. Such notice must be made promptly in writing, and in any case not later than thirty (30) days following any change. In the event of additional Government Funding, the Minister will have the right to either reduce the Contribution to the extent of any additional funding received by the Recipient or require the Recipient to repay the Contribution hereunder equal to the amount of any such additional funding received by the Recipient in accordance with Subsection 8.5.

7.3 In no instance will the total Government Funding (including SIF funding, provincial and federal investment tax credits) towards Eligible Supported Costs of the Project be allowed to exceed [redacted] of total Eligible Supported Costs.

8. Claims and Payments

8.1 **Separate Records**. The Recipient shall maintain accounting records that account for the Contribution paid to the Recipient and the related Project costs, separate and distinct from any other sources of funding.

8.2 **Claims Procedures**. The Minister will reimburse claims for Eligible Supported Costs submitted for a Claim Period, provided there is no Event of Default and the claims are:

(a) submitted for each Claim Period, except for the first claim which will start on the Eligibility Date;

(b) submitted within forty-five (45) days of the end of each Claim Period;

(c) accompanied with details of all costs being claimed according to Schedule 3 – *Cost Principles*, which have been incurred by the Recipient and which will be substantiated by such documents as may be required by the Minister and presented in accordance with the Activities and the Milestones contained Schedule 1 - *Statement of Work*;

(d) certified, in a form satisfactory to the Minister, by the chief financial officer of the Recipient or such other person considered satisfactory to the Minister;

(e) adjusted, if necessary, by including a deduction for expenses included in a previous claim which were not eligible expenses according to Eligible Costs definition in this Agreement or which were not paid by the Recipient;

(f) accompanied by a report containing:

(i) the Recipient's revised projections of the Project cash flows for the current Government Fiscal Year;

(ii) an identification of any planned or completed transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of equipment funded in whole or in part by the Contribution;

(iii) an itemized list of foreign sub-contracting costs, if any;

(iv) the foreign exchange rates used in the claim;

(v) progress report as specified in Subsection 1.2 of Schedule 4 - *Reporting Requirements*; and

(vi) such other information as the Minister may request from time to time.

(g) accompanied by a statement from the Recipient repeating and confirming the representations set out in Section 10 of this Agreement as required by Subsection 10.3, and a certification that there are no Events of Defaults (and no state of facts exist which, with the giving of notice or the passing of time, or both, would constitute an Event of Default);

(h) substantially (± ten percent (10%)) consistent with the cost estimates of Schedule 1 - *Statement of Work*; and

(i) accompanied by the Recipient's travel policy (first claim only).

8.3 **Final Claim Procedures**. The Recipient shall submit, within forty-five (45) days after the Project Completion Date, the final claim along with:

(a) an itemized statement certified by the Recipient's chief financial officer, or such other person considered satisfactory to the Minister, attesting to the total Eligible Supported Costs for the Project incurred and paid;

(b) a statement of the total government funding (federal, provincial and municipal funding as well as tax credits) received or requested to cover the Eligible Supported Costs of the Project; and

(c) a final progress report on the Project, as more fully described in Subsection 1.3 of Schedule 4 - *Reporting Requirements*.

8.4 **Payment Procedures**.

(a) The Minister shall review and approve the documentation submitted by the Recipient following the receipt of the Recipient's claim and in the event of any deficiency in the documentation, the Minister will notify the Recipient and the Recipient shall immediately take action to address and rectify the deficiency.

(b) Subject to the maximum Contribution amounts set forth in Subsection 4.1 and all other conditions contained in this Agreement, the Minister shall pay to the Recipient a percentage of the Eligible Supported Costs set forth in the Recipient's claim based on the sharing ratio identified in Subsection 4.1 (a), in accordance with the Minister's customary practices.

(c) The Minister may request at any time that the Recipient provide satisfactory evidence to demonstrate that all Eligible Supported Costs claimed have been paid.

8.5 **Overpayment by Minister**. Where the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled, the Recipient shall repay to the Minister, promptly and no later than thirty (30) days from notice from the Minister, the amount of the overpayment together with interest at the Interest Rate from the date of the notice to the day of payment to the Minister in full. Any such amount is a debt due to His Majesty and is recoverable as such.

9. Reporting, Monitoring, Audit and Evaluation

9.1 **Reports**. The Recipient agrees to provide the Minister with the reports as described in Schedule 4 - *Reporting Requirements*, to the Minister's satisfaction.

9.2 **Additional Information**. Upon request of the Minister and at no cost to the Minister, the Recipient shall promptly elaborate upon any report submitted or provide such additional information as may be requested.

9.3 **Minister's Right to Audit Accounts and Records**. The Recipient shall, at its own expense, maintain and preserve in Canada and make available for audit and examination by the Minister or the Minister's representatives all books, accounts and records relating to this Agreement or the Project held by the Recipient, its Affiliated Persons, agents and contractors and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including repayment to the Minister. The Minister will have the right to conduct such audits at the Minister's expense as may be considered necessary.

Unless otherwise agreed to in writing by the Minister, the Recipient and its Affiliated Persons, agents and contractors shall maintain and preserve all books, accounts, invoices, receipts and records and all other documentation related to this Agreement until the end of the Recipient Fiscal Year that ends seven (7) years after the fiscal year of the date on which they were created.

9.4 **Auditor General Rights**. The Recipient recognizes, acknowledges and accepts that the Auditor General of Canada may, at the Auditor General's cost, after consultation with the Recipient, conduct an inquiry under the authority of subsection 7.1 (1) of the *Auditor General Act* in relation to any funding agreement (as defined in subsection 42 (4) of the *Financial Administration Act*) with respect to the use of the Contribution received.

For the purposes of any such inquiry undertaken by the Auditor General, the Recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General,

(a) all records held by the Recipient, its Affiliated Persons, agents or contractors relating to this Agreement and the use of the Contribution provided under this Agreement; and

(b) such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement or the use of the Contribution.

9.5 **Access to Records**. The Recipient shall, at all times, ensure that its agents, employees, assigns, contractors, and Affiliated Persons are obligated to provide to the Minister or the Auditor General or their authorized representatives records and other information that are in possession of those agents, employees, assigns, contractors, and Affiliated Persons and that relate to this Agreement or to the use of the Contribution.

9.6 **Access to Premises**. The Recipient and its Affiliated Persons shall provide the representatives of the Minister reasonable access to premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or Project evaluation purposes.

9.7 **Evaluation**. The Recipient shall, at its own expense, participate in the preparation of case studies reporting on the outcomes of the Project, to be completed by the Minister or the Minister's agents, in order to assist in the Minister's preparation of an overall evaluation of the value and effectiveness of SIF.

10. Representations, Warranties and Covenants

10.1 **Representations.** The Recipient represents and warrants that:

(a) it is duly incorporated under Canadian law and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing, to preserve its legal capacity and to remain incorporated in a Canadian jurisdiction;

(b) signatories to the Agreement have been duly authorized to execute and deliver this Agreement;

(c) the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms;

(d) it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with the Agreement. The Recipient shall inform the Minister forthwith of any such occurrence;

(e) the execution and delivery of this Agreement and the performance by the Recipient of its obligations hereunder will not, with or without the giving of notice or the passage of time or both:

  (i) violate the provisions of the Recipient's by-laws, any other corporate governance document subscribed to by the Recipient or any resolution of the Recipient;

  (ii) violate any judgment, decree, order or award of any court, government agency, regulatory authority or arbitrator; or

  (iii) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, deed of trust or any other instrument or agreement by which it is bound;

(f) it has obtained or will obtain all necessary licences and permits in relation to the Project, which satisfy the requirements of all regulating bodies of appropriate jurisdiction;

(g) it owns or holds sufficient rights in any Intellectual Property required to carry out the Project;

(h) the description of the Project in Schedule 1 - *Statement of Work* is complete and accurate.

(i) it is in compliance with Sanctions;

(j) it is not, nor are any of its respective officers or directors, a Designated Person; and,

(k) no part of the Contribution will be used, directly or indirectly, by the Recipient, in violation of Sanctions.

10.2 **Covenants**. The Recipient covenants and agrees that:

(a) it is solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and the fulfilment of the Recipient's other obligations under this Agreement;

(b) no Material Change within the control of the Recipient will be made without the prior written consent of the Minister. In the event that the Minister does not consent to such a Material Change, the Minister may exercise the remedies set out in Subsection 14.3;

(c) a Change in Control is subject to the Minister's written consent, and, subject to Subsection 17.13, such consent will not be unreasonably withheld:

(i) In the case where the Recipient is a private company, the Recipient shall notify the Minister in writing no later than thirty (30) days prior to the date from which the Recipient expects to have a Change in Control;

(ii) In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing when a Change in Control is publicly disclosed or no later than seven (7) days following any public announcement of a Change in Control;

(iii) As a result of Recipient's notification of the Change in Control, the Minister may require additional due diligence to determine the impacts of the Change in Control, such as the following, but not be limited to: the legal status of the Recipient pursuant to the Strategic Innovation Fund's program terms and conditions; the impact on the Recipient's finances and the Project to ensure that the Recipient is able to complete the Project; and, any other considerations that may emerge. The purpose of the due diligence is to ensure that the Minister can fully evaluate any additional considerations that were not identified at the time of authorizing the funding;

(iv) in the case where the Recipient is a public company, it shall notify the Minister, in writing, of any Current Shareholders having acquired a direct or indirect beneficial ownership of [redacted] or more of the outstanding shares of voting stock of the Recipient, no later than thirty (30) days following such event.

(v) In the event that the Minister does not consent to a Change in Control further to the notification pursuant to Subsections 10.2(c)(i) and 10.2(c)(ii), the Minister may exercise the remedies set out in Subsection 14.3;

(d) it shall retain possession and control of all Project Assets the cost of which has been contributed to by the Minister under the Agreement, and the Recipient shall not Dispose of the same without the prior written consent of the Minister, other than in the ordinary course of business where the aggregate book value of such Project Assets for each occurrence is no greater than [redacted];

(e) it shall, in advance and in writing, and subject to paragraphs 10.2 (c) and (d) of this Agreement, notify the Minister in the event of any Acquisition or Divestiture. In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing of any Acquisition or Divestiture contemporaneously with any press release, or filing of a public regulatory notice in respect of such Acquisition or Divestiture;

(f) that it shall not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or satisfying any other of the Recipient's obligations under this Agreement, including, without limitation, the making of repayments to the Minister hereunder;

(g) it shall comply with the federal visibility requirements set out in Schedule 2 - *Communications Obligations*;

(h) it shall comply with all laws and regulations applicable to it.

(i) it will maintain in effect policies and procedures reasonably designed to ensure compliance by itself and its respective directors and officers with Sanctions;

(j) it will conduct its business in compliance with Sanctions;

(k) it will not use, directly or indirectly, the Contribution in violation of Sanctions;

(l) it will not act in any other manner that would result in the violation of Sanctions; and

(m) it will cause its controlled Affiliates to comply with Section 10.2(i) to Section 10.2(l).

10.3 **Renewal of Representations**. It is a condition precedent to any disbursement under this Agreement that the representations, warranties and covenants contained in this Agreement are true at the time of payment and that the Recipient is not in default of compliance with any terms of this Agreement.

11. Intellectual Property

11.1 **Background Intellectual Property**. The Recipient must own the Background Intellectual Property or hold sufficient Background Intellectual Property Rights to permit the Project to be carried out.

11.2 **Project Intellectual Property**. The Recipient must exclusively own and retain ownership of the Project Intellectual Property in Canada for the Term of this Agreement, unless otherwise agreed to by the Minister with the process outlined in Schedule 7. The Recipient shall take appropriate steps to protect the Project Intellectual Property. For clarity, the Recipient shall manage the preparation, filing, prosecution, maintenance and enforcement of Program Intellectual Property in a commercially reasonable manner consistent with its overall portfolio of antibody programs, but this clarification does not relieve the Recipient of any other obligations herein.

11.3 **Exploitation of Project Intellectual Property.** The Recipient must own or hold sufficient Intellectual Property Rights to exploit the Project Intellectual Property and to make, construct, use, license, assign, commercialize, sell or have sold the Resulting Products, unless otherwise agreed to by the Minister.

11.4 **License of Project Intellectual Property.** The Recipient agrees not to grant any exclusive license to any of the Platform Intellectual Property, in any territory, without the prior written consent of the Minister. The Recipient agrees not to grant any exclusive license to any of the Program Intellectual Property, in any territory, until [redacted] The Recipient is permitted to grant non-exclusive licences to the Project Intellectual Property, without prior written consent of the Minister:

a) in conjunction with the commercialisation, sale, or exploitation of Resulting Products; or
b) as long as the licence grant does not [redacted] under this Agreement and from [redacted] in any territory.

11.5 **Intellectual Property of Others.** To the best of the Recipient's knowledge, no person or entity has alleged that the Background Intellectual Property, or the use thereof by the Recipient, infringes or misappropriates the Intellectual Property Rights that are owned or controlled by that person or entity other than as described in Schedule 8. To the best of the Recipient's knowledge, the Recipient would not infringe any Intellectual Property Rights of others by performing the Project activities.

11.6 **Crown Ownership of Intellectual Property**. The Crown will not have an ownership interest in the Project Intellectual Property nor will the Crown acquire new

rights in Background Intellectual Property by virtue solely of having provided the Contribution. Rights attributed to the Crown in any other way including under the Public Servants Inventions Act are not in any way affected by this Agreement..

11.7 **Intellectual Property Strategy.** The Recipient shall develop an Intellectual Property strategy (IP Strategy), [redacted] of the execution date of the contribution Agreement and [redacted] if there are any changes to the IP Strategy during the Term. The IP Strategy will [redacted] and include at least the following elements:

a) [redacted] Intellectual Property awareness;
b) a plan to [redacted] including a description of [redacted], such as [redacted] [redacted], if appropriate; and
c) a plan to [redacted] in Canada and other countries, if appropriate.

11.8 **Intellectual Property Enforcement.** The Recipient shall promptly notify the Minister if the Recipient becomes aware of any alleged infringement of Project Intellectual Property during the Term, along with the Recipient's plan for enforcement of its Project Intellectual Property.

12. Environmental and Other Requirements

12.1 The Recipient represents that the Project is not a "designated project" and is not being carried out on "federal lands" as such terms are defined in the *Impact Assessment Act*, 2019 ("IAA").

12.2 The Recipient shall, in respect of the Project, comply with all federal, provincial, territorial, municipal and other applicable laws, including but not limited to, statutes, regulations, by-laws, rules, orders, ordinances and decrees governing the Recipient or the Project, or both, relating to environmental protection and the successful implementation of and adherence to any mitigation measures, monitoring or follow-up program that may be prescribed by the Minister or other federal, provincial, territorial, municipal tribunals or bodies, and certifies to the Minister that it has done so to date.

12.3 The Recipient will provide the Minister with reasonable access to any Project site for the purpose of ensuring that the terms and conditions of any environmental approval are met, and that any mitigation, monitoring or follow-up measure required has been carried out.

12.4 If as a result of changes to the Project or otherwise, an assessment is required in accordance with IAA for the Project, the Minister and the Recipient agree that the Minister's obligations under this Agreement will be suspended from the moment that the Minister informs the Recipient, until (i) a decision statement has been issued to the Recipient or, if applicable, the Minister has decided that the Project is not likely to cause significant adverse environmental effects or the Governor in Council has decided that the

significant adverse environmental effects are justified in the circumstances, and (ii) if required, an amendment to this Agreement has been signed, setting out any conditions included in the decision statement.

12.5 **Aboriginal consultation**. The Recipient acknowledges that the Minister's obligation to pay the Contribution is conditional upon His Majesty satisfying any obligation that His Majesty may have to consult with or to accommodate any Aboriginal groups, which may be affected by the terms of this Agreement.

12.6 **Official Languages**. The Recipient agrees that any public acknowledgement of the Minister's public support for the Project will be expressed in both official languages.

13. Indemnification and Limitation of Liability

13.1 **Indemnification**. Except for any claims arising from the gross negligence of, or willful misconduct by, the Minister's employees, officers, agents or servants, the Recipient agrees, at all times, to indemnify and save harmless, the Minister and any of his officers, servants, employees or agents from all and against all claims and demands, actions, suits or other proceedings (and all losses, costs and damages relating thereto) by whomsoever made, brought or prosecuted (all of the foregoing collectively, the "Claims"), where such Claims are asserted or arise from the Minister being a Party to this Agreement and exercising his rights and performing his obligations under this Agreement, to the extent such Claims result from:

(a) the Project, its operation, conduct or any other aspect thereof;

(b) the performance or non-performance of this Agreement, or the breach or failure to comply with any term, condition, representation or warranty of this Agreement by the Recipient, its Affiliated Persons, its officers, employees and agents, or by a third party or its officers, employees, or agents;

(c) the design, construction, operation, maintenance and repair of any part of the Project; or,

(d) any omission or other wilful or negligent act or delay of the Recipient, its Affiliated Person or a third party and their respective employees, officers, or agents.

13.2 **Limitation of Liability**. Notwithstanding anything to the contrary contained herein, the Minister shall not be liable for any direct, indirect, special or consequential damages of the Recipient nor for the loss of revenues or profits arising from, based upon, occasioned by or attributable to the execution of this Agreement, regardless of whether such a liability arises in tort (including negligence), contract, fundamental breach or breach of a fundamental term, misrepresentation, breach of warranty, breach of fiduciary duty, indemnification or otherwise.

13.3 His Majesty, his agents, employees and servants will not be held liable in the event the Recipient enters into a loan, a capital or operating lease or other long-term obligation in relation to the Project for which the Contribution is provided.

14. Default and Remedies

14.1 **Event of Default**. The Minister may declare that an Event of Default has occurred if:

(a) the Recipient has failed or neglected to pay His Majesty any amount due in accordance with this Agreement;

(b) the Project is not completed in accordance with Schedule 1 – *Statement of Work* to the Minister's satisfaction by the Project Completion Date or the Project is abandoned in whole or in part;

(c) the Recipient has not, in the opinion of the Minister, met or satisfied a term, covenant or condition of this Agreement;

(d) the Recipient becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute, from time to time in force, relating to bankrupt or insolvent debtors;

(e) an order is made or the Recipient has passed a resolution for the winding up or dissolution of the Recipient, or the Recipient is dissolved or wound up;

(f) the Recipient has, in the opinion of the Minister, ceased to carry on business or has sold all or substantially all of its assets or enters into a letter of intent or binding obligation to sell all or substantially all of its assets;

(g) the Recipient has not met or satisfied a term or condition under any other contribution Agreement or agreement of any kind with His Majesty;

(h) the Recipient fails to fulfill any of the contractual obligations set out in this Agreement;

(i) a representation, covenant, warranty or statement contained herein or in any document, report or certificate delivered to the Minister hereunder or in connection therewith is false or misleading at the time it was made; and

(j) the Recipient fails to comply with the obligations regarding audit and evaluation, as set out in Section 9.

14.2 **Notice and Rectification Period**. Except in the case of an Event of Default under Subsection 14.1 (d), (e) and (f) above, the Minister will not declare that an Event of Default has occurred unless the Parties have attempted to resolve the issue in accordance with Schedule 6 – *Resolution Process*. If the Parties are unable to resolve this issue, the Minister may give written notice to the Recipient of the occurrence which, in the Minister's opinion, constitutes an Event of Default and the Recipient fails, within thirty (30) days of receipt of the notice, either to correct the condition or event or demonstrate, to the satisfaction of the Minister that it has taken such steps as are necessary to correct the condition, failing which the Minister may declare that an Event of Default has occurred.

14.3 **Remedies on Default**. If, after following the process in Schedule 6 – *Resolution Process*, the Minister declares that an Event of Default has occurred, the Minister may immediately exercise one or more of the following remedies, in addition to any remedy available at law:

(a) suspend or terminate any obligation by the Minister to contribute or continue to contribute to the Eligible Supported Costs including any obligation to pay any amount owing prior to the date of such suspension;

(b) require the Recipient to repay to the Minister [redacted] Contribution paid by the Minister, together with interest from the day of demand at the Interest Rate;

(c) require the Recipient to pay the Minister the total of all amounts required to be repaid pursuant to this Agreement or the Maximum Amount to be Repaid, whichever shall be the greater, less any amount already repaid to the Minister together with interest from the day of demand at the Interest Rate;

(d) terminate the Agreement; and

(e) post a notice on a Government of Canada website disclosing that the Recipient has committed an Event of Default under the provisions of this Agreement and describing generally the remedies, if any, that the Minister has accordingly exercised.

14.4 The Recipient acknowledges the policy objectives served by the Minister's agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by His Majesty in an Event of Default is difficult to ascertain and therefore, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement, if an Event of Default occurs.

15. <u>Miscellaneous</u>

15.1 **Compliance with *Lobbying Act*.** The Recipient warrants and represents:

(a) that it has filed all *Lobbying Act* returns required to be filed in respect of persons employed by the Recipient who communicate and/or arrange meetings with Public Office Holders as part of their employment duties, and that it will continue to do so;

(b) that it has not contracted with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent in any way upon the success of such person arranging meetings with Public Office Holders, or upon the approval of the Recipient's application for SIF funding, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;

(c) that it will not contract with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent upon the success of such person arranging meetings with Public Office Holders, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;

(d) all persons who are or have been contracted by the Recipient to communicate and/or arrange meetings with Public Office Holders in respect of this Agreement are in full compliance with the registration and other requirements of the *Lobbying Act*; and

(e) it shall at all times ensure that any persons contracted to communicate and/or arrange meetings with Public Office Holders in respect of the Agreement are in full compliance with the requirements of the *Lobbying Act*.

15.2 **Members of Parliament**. The Recipient represents and warrants that no member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in this Agreement.

15.3 **Compliance with Post-Employment Provisions**. The Recipient confirms that no current or former public servant or public office holder to whom the *Values and Ethics Code for the Public Service*, the *Values and Ethics Code for the Public Sector*, the *Policy on Conflict of Interest and Post-Employment* or the *Conflict of Interest Act* apply, will derive a direct benefit from this Agreement unless the provision or receipt of such benefits is in compliance with such legislation and codes.

15.4 The Recipient acknowledges that the representations and warranties in this section are fundamental terms of this Agreement. In the event of breach of these, the Minister may exercise the remedies set out in Subsection 14.3.

16. Confidentiality

16.1 **Consent Required**. Subject to Schedule 2 - *Communications Obligations*, the *Access to Information Act,* the *Privacy Act* and the *Library and Archives Act of Canada*, each Party shall keep confidential and shall not without the consent of the other Party disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

16.2 **International Dispute**. Notwithstanding Subsection 16.1 of this Agreement, the Recipient waives any confidentiality rights to the extent such rights would impede His Majesty from fulfilling his notification obligations to a world trade panel for the purposes of the conduct of a dispute, in which His Majesty is a party or a third party intervener. The Minister is authorized to disclose the contents of this Agreement and any documents pertaining thereto, whether predating or subsequent to this Agreement, or of the transactions contemplated herein, where in the opinion of the Minister, such disclosure is necessary to the defence of His Majesty's interests in the course of a trade remedy investigation conducted by a foreign investigative authority, and is protected from public dissemination by the foreign investigative authority. The Minister shall notify the Recipient of such disclosure.

16.3 **Financing, Licensing and Subcontracting**. Notwithstanding Subsection 16.1 of this Agreement, the Minister hereby consents to the Recipient disclosing this Agreement, and any portion or summary thereof, for any of the following purposes:

(a) securing additional financing;

(b) licensing for commercial exploitation; or

(c) confirming to agents, contractors and subcontractors of the Recipient that all agents, contractors and subcontractors must agree to provide the Minister and the Auditor-General with access to their records and premises, provided that any person to whom this Agreement or any portion or summary thereof is disclosed shall execute a non-disclosure agreement prior to such disclosure.

16.4 **Repayments**. Notwithstanding Subsection 16.1 of this Agreement, the Minister may disclose any information relating to the amount of each repayment made by the Recipient whether due or paid.

17. General

17.1 **Debt due to Canada**. Any amount owed to His Majesty under this Agreement shall constitute a debt due to His Majesty and shall be recoverable as such. Unless otherwise specified herein, the Recipient agrees to make payment of any such debt forthwith on demand.

17.2 **Interest**. Debts due to His Majesty will accrue interest in accordance with the *Interest and Administrative Charges Regulations*, in effect on the due date, compounded monthly on overdue balances payable, from the date on which the payment is due, until payment in full is received by His Majesty. Any such amount is a debt due to His Majesty and is recoverable as such.

17.3 **Set-off Rights of Minister**. Without limiting the scope of the set-off rights provided for under the *Financial Administration Act*, it is understood that the Minister may set off against the Contribution any amounts owed by the Recipient to the Minister under legislation or contribution Agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard when making a claim under this Agreement.

17.4 **No Assignment of Agreement**. No Party shall assign the Agreement or any part thereof without the prior written consent of the Minister. Any attempt by a Party to assign this Agreement or any part thereof, without the express written consent of the Minister, is void.

17.5 **Annual Appropriation**. Any payment by the Minister under this Agreement is subject to there being an appropriation for the Government Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament. If the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Minister and the Recipient agree to review the effects of such a shortfall in the Contribution on the implementation of this Agreement.

17.6 **Successors and Assigns**. This Agreement is binding upon the Recipient, its successors and permitted assigns.

17.7 **Event of Force Majeure**. The Recipient will not be in default by reason only of any failure in the performance of the Project in accordance with Schedule 1 – *Statement of Work* if such failure arises without the fault or negligence of the Recipient and is caused by any event of Force Majeure.

17.8 **Applicable Law**. This Agreement will be interpreted in accordance with the laws of the province of British Columbia and federal laws of Canada applicable therein. The word "law" used herein has the same meaning as in the *Interpretation Act*, as amended.

17.9 **Dispute Resolution**. If a dispute arises concerning the application or interpretation of this Agreement, the Parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or by arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the *Commercial Arbitration Act (Canada),* as amended, and all regulations made pursuant to that Act.

17.10 **No Amendment**. No amendment to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

17.11 **Contribution Agreement Only**. This Agreement is a contribution Agreement only, not a contract for services or a contract of service or employment, and nothing in this Agreement, the Parties relationship or actions is intended to create, or be construed as creating, a partnership, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of His Majesty or to represent itself as an agent, employee or partner of His Majesty, including in any agreement with a third party, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of His Majesty, and the Recipient shall be solely responsible for all deductions and remittances required by law in relation to its employees.

17.12 **No Waiver**. The rights and remedies of the Minister under this Agreement shall be cumulative and not exclusive of any right or remedy that he or she would otherwise have. The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

17.13 **Consent of the Minister**. Whenever this Agreement provides for the Minister to render a decision or for the Recipient to obtain the consent or agreement of the Minister, such decision shall be reasonable on the facts and circumstance and such consent or agreement will not be unreasonably withheld but the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17.14 **No conflict of interest**. The Recipient and its Affiliated Persons, consultants and any of their respective advisors, partners, directors, officers, shareholders, employees, agents and volunteers shall not engage in any activity where such activity creates a real, apparent or potential conflict of interest in the sole opinion of the Minister, with the carrying out of the Project. For greater certainty, and without limiting the generality of the foregoing, a conflict of interest includes a situation where anyone associated with the Recipient owns or has an interest in an organization that is carrying out work related to the Project.

17.15 **Disclose potential conflict of interest**. The Recipient shall disclose to the Minister without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

17.16 **Severability**. Any provision of this Agreement which is prohibited by law or otherwise deemed ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.17 **Signature in Counterparts**. This Agreement may be signed in counterparts and such counterparts may be delivered by acceptable electronic transmission, including portable document format (PDF), each of which when executed and delivered is deemed to be an original, and when taken together, will constitute one and the same Agreement.

17.18 **Currency**. Unless otherwise indicated, all dollar amounts referred to in this Agreement are to the currency of Canada.

17.19 **Tax**. The Recipient acknowledges that financial funding from government programs may have tax implications for its organization and that advice should be obtained from a qualified tax professional.

18. Contact Information & Notices

18.1 **Form and Timing of Notice**. Any notice or other communication under this Agreement shall be made in writing. The Minister or the Recipient may send any written notice by any pre-paid method, including regular or registered mail, courier or email. Notice will be considered as received upon delivery by the courier, upon the Party confirming receipt of the email or one (1) day after the email is sent, whichever the sooner or five (5) calendar days after being mailed.

18.2 Any notices to the Minister in fulfillment of obligations such as claims, reporting, and any other documents stipulated under this Agreement, will be addressed to:

Strategic Innovation Fund
Attn: Director General
8th Floor
235 Queen Street
Ottawa, Ontario K1A 0H5
Email address: to be provided by SIF upon request from the Recipient.

Notwithstanding the foregoing, claims forms will not be sent by email unless otherwise agreed to in writing by the Minister.

18.3 Any notices to the Recipient will be addressed to:

AbCellera Biologics Inc.
Attn: **Tryn Stimart**
Address: 2215 Yukon St.,
Vancouver, B.C.
V5Y 0A1
Email address: legal@abcellera.com

18.4 **Change of Contact Information**. Each of the Parties may change the address, which they have stipulated in this Agreement by notifying in writing the other Party of

the new address, and such change shall be deemed to take effect fifteen (15) calendar days after receipt of such notice.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement through duly authorized representatives.

HIS MAJESTY THE KING IN RIGHT OF CANADA
as represented by the Minister of Industry

Per: [redacted] ______________________ ______________
John Fox Date
Director General, Strategic Innovation Fund

AbCellera Biologics Inc. [redacted]

Per: [redacted] May 23, 2023
Date

____
Andrew Booth, Chief Financial Officer (CFO)

I have the authority to bind the Corporation.

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SCHEDULE 2 - COMMUNICATIONS OBLIGATIONS

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SCHEDULE 3 - COST PRINCIPLES

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SCHEDULE 4 - REPORTING REQUIREMENTS

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SCHEDULE 5 - REPAYMENTS TO THE MINISTER

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SCHEDULE 6 – RESOLUTION PROCESS

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SCHEDULE 7 – TRANSFER OF INTELLECTUAL PROPERTY PROCESS

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SCHEDULE 8 – CONTESTED PROCEEDINGS

The Recipient is involved in a civil lawsuit filed by the Estate of John Schrader and another corporate entity naming as co-defendants the Recipient, some of its affiliates and Dr. Carl Hansen, the Recipient's CEO. The lawsuit, No. S228332 (Vancouver Registry) was filed October 14, 2022, in the Supreme Court of British Columbia (Vancouver). The complaint alleges breach of an implied partnership or joint venture between Dr. John Schrader and Dr. Hansen and further alleges patent infringement of an issued Canadian patent (No. 2,655,511). The complaint seeks financial damages as well as other declarations. The Recipient believes that the claims are meritless and frivolous in all respects and intends to defend itself appropriately.